FOR IMMEDIATE RELEASE
Vail Resorts Contacts:
Investor Relations:  Michael Chao, (303) 404-1820, mchao@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2012 Fourth Quarter and Full Year Results and Provides 2013 Outlook
BROOMFIELD, Colo. - September 25, 2012 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2012 and provided its outlook for the fiscal year ending July 31, 2013.

Highlights

•
Resort Reported EBITDA (which includes the Company's Mountain and Lodging segments) was $205.3 million for Fiscal 2012 reflecting a decline of 7.5%, or $16.7 million, compared with the same period in the prior year. When adjusting for acquisition and litigation settlement related items in both current and prior year, Fiscal 2012 Resort Reported EBITDA declined 3.8% from Fiscal 2011.

•	Net income attributable to Vail Resorts, Inc. of $16.5 million in Fiscal 2012 declined from $34.5 million in Fiscal 2011.

•
Sales of season passes through September 23, 2012 for the upcoming 2012/2013 ski season were up approximately 17% in units and approximately 21% in sales dollars versus the comparable period in the prior year, adjusted as if Kirkwood were owned in both periods. Based on historical patterns, approximately 60% of our total sales are made by this date.

•	During the 2012 fiscal year, we closed on thirteen Ritz-Carlton Residence units and seven One Ski Hill Place units, with Real Estate net revenue of $47.2 million in Fiscal 2012.

Commenting on the Company's Fiscal 2012 results, Rob Katz, Chief Executive Officer said, “I am very pleased with our fourth quarter and fiscal year results. In the fourth quarter, our Resort Reported EBITDA was improved compared to the prior year, reflecting enhanced summer guest visitation. For the full fiscal year, I am very proud of our results given that the 2011/ 2012 ski season was the most challenging winter in the history of the United States ski industry and our performance demonstrated the resiliency of our business model. In particular, the strength of our growing season pass business and the comprehensive and differentiated experience we provide at our resorts stabilized our revenues, in the face of very challenging weather.”

Katz added, “In the Mountain Segment, net revenues actually increased 1.9% for Fiscal 2012 despite total skier visits declining 12.1% compared to Fiscal 2011. Several key factors contributed to our Mountain Segment results: the strength of season pass sales, which were up $15.8 million or 13.2% in revenue over a year ago; an increase in our effective ticket price, excluding season passes, of 9.3%; enhanced consumer spending resulting in double-digit growth in yield-per-skier visit in our ski school and dining operations and increased international visitation of approximately 2%. Each of these factors is a positive indicator as we look towards the upcoming season.”
Regarding Lodging, Katz said, “Our Lodging business was also impacted by the decline in skier visitation during the season, but mitigated that impact through increased average daily rate (“ADR”) and a higher mix of luxury room nights as well as strong summer operations, particularly at our Grand Teton Lodge Company operations, including the addition of the Flagg Ranch National Park concession, all resulting in an increase in total Lodging revenues (excluding payroll cost reimbursement related to managed hotel properties) of 1.1% compared to the prior fiscal year.”
Katz added, “Resort Reported EBITDA declined 3.8% from Fiscal 2011 when adjusting for one time items (including the timing of the Northstar, Kirkwood and Skiinfo acquisitions and a prior year litigation settlement). We feel this modest decline is particularly noteworthy when considering that Fiscal 2011 was an all-time record snowfall year and Fiscal 2012 was the lowest snowfall season in our history.”
Turning to Real Estate, Katz said, “Sales of units at The Ritz-Carlton Residences, Vail and One Ski Hill Place in Breckenridge continue to demonstrate strong momentum and met our expectations for the year. In the last quarter of Fiscal 2012, we closed on four units at The Ritz-Carlton Residences, Vail, and one unit at One Ski Hill Place in Breckenridge. For the entire fiscal year, we have closed on thirteen units at The Ritz-Carlton Residences, Vail, and seven units at One Ski Hill Place. Real Estate net revenue in Fiscal 2012 was $47.2 million.”
Katz added, “Our balance sheet remains in a very strong position. In Fiscal 2012, we generated $185.4 million of operating cash flow and ended the fiscal year with $46.1 million of cash on hand. In the fourth quarter of fiscal 2012, in addition to paying out our quarterly dividend, we repurchased $22.5 million of stock at an average price of $46.78. As of July 31, 2012, Net Debt was 2.3 times trailing twelve months Total Reported EBITDA, and we had no borrowings under the revolver component of our senior credit facility. Additionally, we have virtually no principal payments due on debt until 2019."

Katz concluded, “I am pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock of $0.1875 per share, payable on October 25, 2012 to shareholders of record on October 10, 2012.”
Operating Results
A complete Management's Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2012 filed with the Securities and Exchange Commission. The following are segment highlights:

Mountain Segment

•	Total Skier Visits for Fiscal 2012 were 6.1 million, versus 7.0 million in Fiscal 2011, a 12.1% decrease.

•	Mountain segment net revenue was $766.6 million for Fiscal 2012 compared to $752.2 million in the same period in the prior year, a 1.9% increase.

•
Mountain Reported EBITDA was $198.9 million for Fiscal 2012 compared to $213.2 million in the same period in the prior year, a 6.7% decrease. Excluding $3.1 million of Northstar Fiscal 2012 first quarter EBITDA losses and transition costs net of the prior year transaction costs, and $2.6 million of Kirkwood and Skiinfo acquisition timing and acquisition related costs, Mountain Reported EBITDA would reflect a 4.1% decrease from Fiscal 2011.

•	Mountain Reported EBITDA includes $7.6 million and $7.1 million of stock-based compensation expense for Fiscal 2012 and 2011, respectively.
Despite the unprecedented adverse weather conditions, Fiscal 2012 Mountain revenue was stable due to increased season pass sales, higher pricing and increased average guest spend. Total Effective Ticket Price (“ETP”) (calculated by dividing lift ticket revenue by total skier visits) for Fiscal 2012 increased 13.8% to $55.75 from $48.99 in Fiscal 2011, driven by price increases and a decline from Fiscal 2011 in visitation from season pass holders of approximately 1.2 days per pass. ETP excluding season passes increased by 9.3% and season pass revenue increased by 13.2%, including a 3% increase in units. Both ski school and dining revenues increased in Fiscal 2012 (0.6% and 0.5%, respectively) over the prior fiscal year, with retail/rental revenues increasing 4.3%. Fiscal 2012 fourth quarter results reflect strong momentum in summer revenues, with Mountain net revenues rising 11.3% to $46.4 million from $41.7 million in the same period of the prior year.
Lodging Segment

•
Lodging segment net revenue was $210.6 million for Fiscal 2012 compared to $214.7 million for the prior fiscal year, a 1.9% decrease. Excluding payroll cost reimbursement related to managed hotel properties, Total Lodging revenues increased 1.1%.

•	For Fiscal 2012, ADR increased 6.1% and revenue per available room (“RevPAR”) decreased 3.7% at the Company's owned hotels and managed condominiums compared to the same period in the prior year.

•	Lodging Reported EBITDA was $6.4 million for Fiscal 2012 compared to $8.8 million for the same period in the prior year, a decrease of 27.4%. Lodging Reported EBITDA for the first fiscal quarter of 2011 included a $2.9 million benefit from a legal settlement. Excluding the settlement, Lodging Reported EBITDA increased 9.0% in Fiscal 2012.

•	Lodging Reported EBITDA includes $1.7 million of stock-based compensation expense for Fiscal 2012 compared to $2.1 million in Fiscal 2011.
Revenue from owned hotel rooms and managed condominiums increased by 4.2% and 3.1% respectively in Fiscal 2012, despite a decrease in winter transient guest visitation as well as lower levels of group business at Keystone Resort. These increases were driven by an ADR increase of 4.8% at our owned hotels with a RevPar increase of nearly 1.0%, while our managed condominium ADR increase was 7.9% supported by a higher mix of luxury properties including increased units at The Ritz-Carlton Residences, Vail and One Ski Hill Place in Breckenridge. Additionally, summer operations at Grand Teton Lodge Company were strong in Fiscal 2012 with room revenues increasing $1.1 million from prior year, driven by higher ADR as well as improved weather conditions in May and June 2012 compared to the prior fiscal year and the addition of Flagg Ranch (awarded National Park Service concessionaire contract in November 2011).
Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $977.2 million for Fiscal 2012 compared to $966.8 million in the prior fiscal year, a 1.1% increase.

•
Resort Reported EBITDA was $205.3 million for the Fiscal 2012 compared to $221.9 million in the same period in the prior year. Adjusted for the acquisition and legal settlement items described above, Resort Reported EBITDA decreased 3.8%.

Real Estate Segment

•	Real Estate segment net revenue was $47.2 million for Fiscal 2012 compared to $200.2 million in the prior fiscal year.

•	Real Estate Reported EBITDA was a negative $16.0 million for Fiscal 2012 compared to a negative $5.0 million in the prior year.

•	Real Estate Reported EBITDA includes $2.6 million of stock-based compensation expense for Fiscal 2012 compared to $3.3 million in Fiscal 2011.
In Fiscal 2012, we closed on thirteen condominium units at The Ritz-Carlton Residences, Vail ($33.2 million of revenue with an average selling price per unit of $2.6 million and an average price per square foot of $1,146) and seven condominium units at One Ski Hill Place ($8.6 million of revenue with an average selling price per unit of $1.2 million and an average price per square foot of $975). The large year-over-year variance in net revenue and EBITDA is driven by the Fiscal 2011 closing of 71 condominium units at The Ritz-Carlton Residences, Vail for $186.4 million, which included 45 units sold to The Ritz-Carlton Development Company at the completion of construction on the project.
Total Performance

•	Total net revenue was $1,024.4 million for Fiscal 2012 compared to $1,167.0 million in the prior year, a 12.2% decrease.

•
Net income attributable to Vail Resorts, Inc. was $16.5 million, or $0.45 per diluted share, for Fiscal 2012 compared to net income attributable to Vail Resorts, Inc. of $34.5 million, or $0.94 per diluted share, in the prior year. In Fiscal 2011, net income attributable to Vail Resorts, Inc. included a pretax charge of $7.4 million, or $4.6 million after tax, for extinguishment of debt related to the Company's successful bond refinancing.

Dividends and Share Repurchases
In Fiscal 2012, total dividends paid were $0.675 per share, after increasing the dividend amount by 25% in the third fiscal quarter from $0.15 to $0.1875 per share.
In the fourth quarter of Fiscal 2012, the Company repurchased 480,930 shares at an average price of $46.78 for a total of $22.5 million. Since inception of the share repurchase program, the Company has repurchased 4,949,111 shares of stock, at an average share price of $39.04 for a total amount of $193.2 million. There are approximately 1.1 million shares remaining available for repurchase under the current authorization.

Outlook and Fiscal Year 2013 Guidance
Commenting on the Company's season pass sales for the upcoming 2012/2013 ski season, Katz said, “We continue to be extremely pleased with the strength of our season pass sales to date, especially coming off the challenging weather of the past ski season and the record performance we had in season passes last year. Sales of season passes through September 23, 2012 for the upcoming 2012/2013 season were up approximately 17% in units and approximately 21% in sales dollars versus the comparable period in the prior year, adjusted as if Kirkwood were owned in both periods. To date, we have sold approximately 178,000 passes for the upcoming 2012/2013 ski season. We have seen strong gains across all our key products and geographies, including from both our destination and regional guests, with particularly strong momentum in Tahoe, with the addition of Kirkwood and the Tahoe Local Pass, and in international markets. We anticipate seeing continued strength in the Tahoe market and from Europe, particularly with the recently announced addition of 3 days of skiing at Verbier to our Epic Pass. While we believe that a portion of the significant increase in sales to date is due to some timing shifts, we hope to maintain the vast majority of these absolute gains through the rest of the selling period, with a resulting moderation of the ultimate percentage increase in the program. Based on historical purchasing patterns, approximately 60% of our passes have typically been sold at this point in the selling process. It is also important to remember that all of the pass sales for the upcoming 2012/2013 ski season will be recorded as revenue in Fiscal 2013, over the course of the 2012/2013 ski season. This season pass sales performance provides a strong, pre-season indicator as we head into the 2012/2013 ski season.”

Regarding advance Lodging bookings, Katz said “Although it is still early in the cycle (less than 15% of winter season bookings are historically made by this time), we are pleased that at this point bookings are up in both room nights and revenue over the prior year.”
Commenting on Fiscal 2013 guidance, Katz continued, “We would like to announce our guidance for Fiscal 2013. As always, our visibility on the upcoming season at this point in time is limited. Our guidance for Fiscal 2013 anticipates a return to more normal weather conditions and the continuation of a challenging, but stable economic environment. Based on our current estimates, our Fiscal 2013 guidance range anticipates Resort Reported EBITDA of between $260 million and $270 million, reflecting a 27% to 32% increase over Resort Reported EBITDA in Fiscal 2012. Our Real Estate segment results are impacted in any given year by the timing and mix of real estate sold and closed. For Fiscal 2013, we are estimating Real Estate Reported EBITDA of negative $9 million to negative $17 million, including approximately $2 million of non-cash stock-based compensation expense. Included in these estimates are Net Real Estate Cash Flow of $15-$25 million (defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate). Net income attributable to Vail Resorts, Inc. is expected to be in a range of $50 to $60 million in Fiscal 2013.”
The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2013, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for Fiscal 2013.

	Fiscal 2013 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2013
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$250,000	$260,000
Lodging Reported EBITDA (2)	8,000	13,000
Resort Reported EBITDA (3)	260,000	270,000
Real Estate Reported EBITDA (4)	(17,000)	(9,000)
Total Reported EBITDA	243,000	261,000
Depreciation and amortization	(127,500)	(129,000)
Loss on disposal of fixed assets, net	(750)	(1,250)
Investment income	500	600
Interest expense, net	(34,000)	(34,000)
Income before provision for income taxes	81,250	97,350
Provision for income taxes	(31,340)	(37,440)
Net income	49,910	59,910
Net loss attributable to the noncontrolling interests	90	90
Net income attributable to Vail Resorts, Inc.	$50,000	$60,000

(1)	Mountain Reported EBITDA includes approximately $9 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort Reported EBITDA represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $2 million of stock-based compensation.

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, and Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell, new real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions or future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.
We use the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures. We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. Please see”Reconciliation of Non-GAAP Financial Measures” below for more information For the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs (which are not measures of financial performance under GAAP) as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance. In addition, for the Real Estate segment we define Net Real Estate Cash Flow (which is not a measure of financial performance under GAAP) as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate which we use as a cash flow indicator for our Real Estate segment.
***

Vail Resorts, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Twelve Months Ended
	July 31,
	2012	2011
Net revenue:
Mountain	$766.608	$752.191
Lodging	210,623	214,658
Real Estate	47,163	200,197
Total net revenue	1,024,394	1,167,046
Segment operating expense:
Mountain	568,578	540,366
Lodging	204,270	205,903
Real Estate	63,170	205,232
Total segment operating expense	836,018	951,501
Other operating expense:
Depreciation and amortization	(127,581)	(117,957)
Loss on disposal of fixed assets, net	(1,464)	(555)
Asset impairment charge	—	(2,561)
Income from operations	59,331	94,472
Mountain equity investment income, net	878	1,342
Investment income, net	469	719
Interest expense, net	(33,586)	(33,641)
Loss on extinguishment of debt	—	(7,372)
Income before provision for income taxes	27,092	55,520
Provision for income taxes	(10,701)	(21,098)
Net income	$16.391	$34.422
Net loss attributable to noncontrolling interests	62	67
Net income attributable to Vail Resorts, Inc.	$16.453	$34.489

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$0.46	$0.96
Diluted net income per share attributable to Vail Resorts, Inc.	$0.45	$0.94
Cash dividends declared per share	$0.675	$0.15

Weighted Average shares outstanding:
Basic	36,004	36,009
Diluted	36,673	36,754

Other Data (unaudited):
Mountain Reported EBITDA	$198.908	$213.167
Lodging Reported EBITDA	6,353	8,755
Resort Reported EBITDA	205,261	221,922
Real Estate Reported EBITDA	(16,007)	(5,035)
Total Reported EBITDA	$189.254	$216.887

Mountain stock-based compensation	$7.614	$7.14
Lodging stock-based compensation	1,744	2,088
Resort stock-based compensation	9,358	9,228
Real Estate stock-based compensation	2,641	3,265
Total stock-based compensation	$11.999	$12.493

Vail Resorts, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	July 31,
	2012	2011
Net revenue:
Mountain	$46.414	$41.717
Lodging	54,751	54,388
Real Estate	12,379	12,568
Total net revenue	113,544	108,673
Segment operating expense:
Mountain	90,323	83,870
Lodging	54,773	56,891
Real Estate	16,691	16,516
Total segment operating expense	161,787	157,277
Other operating expense:
Depreciation and amortization	(32,335)	(29,012)
Loss on disposal of fixed assets, net	(341)	(212)
Loss from operations	(80,919)	(77,828)
Mountain equity investment (loss) income, net	(66)	18
Investment income, net	113	141
Interest expense, net	(8,360)	(8,531)
Loss on extinguishment of debt	—	(757)
Loss before benefit for income taxes	(89,232)	(86,957)
Benefit for income taxes	35,408	33,042
Net loss	$(53.824)	$(53.915)
Net loss attributable to noncontrolling interests	28	9
Net loss attributable to Vail Resorts, Inc.	$(53.796)	$(53.906)

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$(1.50)	$(1.49)
Diluted net income per share attributable to Vail Resorts, Inc.	$(1.50)	$(1.49)
Cash dividends declared per share	$0.1875	$0.15

Weighted Average shares outstanding:
Basic	35,915	36,069
Diluted	35,915	36,069

Other Data (unaudited):
Mountain Reported EBITDA	$(43.975)	$(42.135)
Lodging Reported EBITDA	(22)	(2,503)
Resort Reported EBITDA	(43,997)	(44,638)
Real Estate Reported EBITDA	(4,312)	(3,948)
Total Reported EBITDA	$(48.309)	$(48.586)

Mountain stock-based compensation	$1.668	$1.74
Lodging stock-based compensation	386	532
Resort stock-based compensation	2,054	2,272
Real Estate stock-based compensation	596	883
Total stock-based compensation	$2.65	$3.155

Vail Resorts, Inc.
Mountain Segment Operating Results and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage	Twelve Months Ended		Percentage
	July 31,		Increase	July 31,		Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)
Net Mountain revenue:
Lift tickets	$89	$—	nm	$342,500	$342,514	—%
Ski school	1	—	nm	84,292	83,818	0.6%
Dining	6,619	5,808	14.0%	68,376	68,052	0.5%
Retail/rental	20,814	18,602	11.9%	181,772	174,339	4.3%
Other	18,891	17,307	9.2%	89,668	83,468	7.4%
Total Mountain net revenue	$46,414	$41,717	11.3%	$766,608	$752,191	1.9%
Mountain operating expense:
Labor and labor-related benefits	$29,277	$27,207	7.6%	$203,515	$198,659	2.4%
Retail cost of sales	12,069	10,320	16.9%	79,657	71,961	10.7%
Resort related fees	908	1,037	(12.4)%	39,557	39,476	0.2%
General and administrative	23,807	22,030	8.1%	112,879	104,848	7.7%
Other	24,262	23,276	4.2%	132,970	125,422	6.0%
Total Mountain operating expense	$90,323	$83,870	7.7%	$568,578	$540,366	5.2%
Mountain equity investment (loss) income, net	(66)	18	(466.7)%	878	1,342	(34.6)%
Mountain Reported EBITDA	$(43,975)	$(42,135)	(4.4)%	$198,908	$213,167	(6.7)%

	Twelve Months Ended		Percentage
	July 31,		Increase
	2012	2011	(Decrease)
Skier Visits
Colorado Resorts	4,853	5,329	(8.9)%
Tahoe Resorts	1,291	1,662	(22.3)%
Total skier visits	6,144	6,991	(12.1)%

Effective Ticket Price	$55.75	$48.99	13.8%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended		Percentage	Twelve Months Ended		Percentage
	July 31,		Increase	July 31,		Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)
Lodging net revenue:
Owned hotel rooms	$14,239	$12,095	17.7%	$45,131	$43,327	4.2%
Managed condominium rooms	6,412	6,289	2.0%	40,473	39,239	3.1%
Dining	9,625	8,733	10.2%	29,980	29,885	0.3%
Transportation	1,972	1,799	9.6%	18,860	19,810	(4.8)%
Golf	7,523	7,293	3.2%	15,159	14,461	4.8%
Other	11,234	10,881	3.2%	38,383	39,301	(2.3)%
	$51,005	$47,090	8.3%	$187,986	$186,023	1.1%
Payroll cost reimbursement	3,746	7,298	(48.7)%	22,637	28,635	(20.9)%
Total Lodging net revenue	$54,751	$54,388	0.7%	$210,623	$214,658	(1.9)%
Lodging operating expense:
Labor and labor-related benefits	$24,311	$22,500	8.0%	$88,777	$86,584	2.5%
General and administrative	6,666	8,659	(23.0)%	29,280	31,265	(6.3)%
Other	20,050	18,434	8.8%	63,576	59,419	7.0%
	$51,027	$49,593	2.9%	$181,633	$177,268	2.5%
Reimbursed payroll costs	3,746	7,298	(48.7)%	22,637	28,635	(20.9)%
Total Lodging operating expense	$54,773	$56,891	(3.7)%	$204,270	$205,903	(0.8)%
Lodging Reported EBITDA	$(22)	$(2,503)	99.1%	$6,353	$8,755	(27.4)%

Owned hotel statistics:
ADR	$191.63	$187.89	2.0%	$205.02	$195.69	4.8%
RevPAR	$107.84	$96.86	11.3%	$114.73	$114.03	0.6%

Managed condominium statistics:
ADR	$196.18	$209.54	(6.4)%	$320.30	$296.74	7.9%
RevPAR	$31.84	$34.99	(9.0)%	$78.65	$83.54	(5.9)%

Owned hotel and managed condominium statistics (combined):
ADR	$193.13	$195.31	(1.1)%	$260.04	$245.03	6.1%
RevPAR	$60.04	$58.69	2.3%	$90.36	$93.79	(3.7)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2012	2011
Real estate held for sale and investment	$237,668	$273,663
Total Vail Resorts, Inc. stockholders' equity	$802,311	$829,723

Long-term debt	$489,775	$490,698
Long-term debt due within one year	990	1,045
Total debt	490,765	491,743
Less: cash and cash equivalents	46,053	70,143
Net debt	$444,712	$421,600

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies. Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. The Company believes that Net Debt is an important measurement as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and twelve months ended July 31, 2012 and 2011.

	(In thousands)
	(Unaudited)
	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2012	2011	2012	2011
Mountain Reported EBITDA	$(43,975)	$(42,135)	$198,908	$213,167
Lodging Reported EBITDA	(22)	(2,503)	6,353	8,755
Resort Reported EBITDA*	(43,997)	(44,638)	205,261	221,922
Real Estate Reported EBITDA	(4,312)	(3,948)	(16,007)	(5,035)
Total Reported EBITDA	(48,309)	(48,586)	189,254	216,887
Depreciation and amortization	(32,335)	(29,012)	(127,581)	(117,957)
Loss on disposal of fixed assets, net	(341)	(212)	(1,464)	(555)
Asset impairment charge	—	—	—	(2,561)
Investment income, net	113	141	469	719
Interest expense, net	(8,360)	(8,531)	(33,586)	(33,641)
Loss on extinguishment of debt	—	(757)	—	(7,372)
(Loss) income before benefit (provision) for income taxes	(89,232)	(86,957)	27,092	55,520
Benefit (provision) for income taxes	35,408	33,042	(10,701)	(21,098)
Net (loss) income	(53,824)	(53,915)	16,391	34,422
Net loss attributable to noncontrolling interests	28	9	62	67
Net (loss) income attributable to Vail Resorts, Inc.	$(53,796)	$(53,906)	$16,453	$34,489
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA as of and for the twelve months ended July 31, 2012.

	(In thousands)
	(Unaudited)
	As of July 31, 2012
Long-term debt	$489,775
Long-term debt due within one year	990
Total debt	490,765
Less: cash and cash equivalents	46,053
Net Debt	$444,712

Net Debt to Total Reported EBITDA	2.3	x